201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE
Lee Enterprises announces pricing of senior secured notes and first lien term loan

DAVENPORT, Iowa (March 21, 2014) - Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 50 markets, announced today that it has priced its offering of $400 million of Senior Secured Notes due 2022. The notes will pay interest in cash semiannually on March 15 and September 15 of each year, beginning September 15, 2014, at a rate of 9.5% per annum. The notes will mature on March 15, 2022 and will be issued at a price equal to 100.0% of the aggregate principal amount thereof.
The notes are being offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The notes will be guaranteed on a senior secured basis by certain of Lee’s subsidiaries and secured by the property and assets of Lee and such subsidiaries.
The offering is expected to close on March 31, 2014, subject to satisfaction of customary closing conditions.
Lee intends to use the net proceeds from the offering, together with borrowings under a $250 million, five-year, first lien term loan facility and a $150 million second lien term loan, as well as cash on hand, to repay in full all amounts outstanding under, and terminate, its existing first and second lien credit facilities, and for the payment of fees and expenses related to the new facilities. Concurrently with the issuance of the notes, the Company will also enter into a new $40 million first lien revolving facility that is expected to be undrawn at closing.
The first lien term loan will have original issue discount of 2.0%, will bear interest at LIBOR plus 6.25% per annum, with a LIBOR floor of 1.0%, and will be payable quarterly, beginning in June 2014. Quarterly principal payments of $6.25 million will be required, with other payments made either voluntarily or based on excess cash flow or proceeds from asset sales.
Lee previously announced a commitment by a group of lenders to finance up to $200 million of 12.0% second lien debt with a maturity in December 2022. The size of that facility will be reduced to $150 million as a result of an increase in the size of the new first lien term loan facility. Under the second lien loan agreement, each lender will receive, at closing, its pro rata share of warrants to purchase, in cash, an initial aggregate of 6,000,000 shares of the Company’s Common Stock, $0.01 par value, subject to adjustment, which represent, when fully exercised, approximately 10.1% of shares outstanding on a fully diluted basis. The exercise price of the warrants will be the lower of (1) $4.19 or (2) the volume-weighted average trading price of the Company’s Common Stock for the ten days prior to closing.
This announcement does not constitute an offer to sell or the solicitation of an offer to buy the notes, the common stock or any other securities. None of the notes or the Common Stock have been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements of the Securities Act.

FORWARD-LOOKING STATEMENTS - The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are that the notes offering, first lien credit facility and second lien credit facility described herein will not be consummated, or if consummated, the terms will differ substantially from those described herein, and the possibility that the warrants will not be exercised, our ability to generate cash flows and maintain liquidity sufficient to service our debt, comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary, and to refinance our debt as it comes due.
Other risks and uncertainties include the impact and duration of continuing adverse conditions in certain aspects of the economy affecting our business, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, maintaining our listing status on the NYSE, competition and other risks detailed from time to time in our publicly filed documents.
Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “project”, “estimate”, “consider” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this news release. We do not undertake to publicly update or revise our forward-looking statements.
Contact: dan.hayes@lee.net, (563) 383-2100